18th April 2013

Media Release

Kingfisher Beer & HEINEKEN announce new UK brewing, sales & distribution agreement.

Kingfisher Beer Europe (KBE) has today announced that HEINEKEN will brew Kingfisher Beer in the UK on their behalf; and handle sales and distribution of the brand to selected national off-trade retail customers. HEINEKEN will also make packaged Kingfisher Beer available to its Star Pubs and Bars customers.

KBE will continue to take responsibility for overall brand strategy & development of Kingfisher Beer in the UK; marketing & promotion of the brand and support for its own directly supplied trade customers.

The new arrangements will come into effect in October 2013, at the conclusion of KBE’s current UK agreement with Shepherd Neame, with a phased transition of brewing and packaging to HUK Damon Swarbrick, Chief Executive Officer of Kingfisher Beer Europe commented “As India’s number 1 brand we are looking forward to working with HEINEKEN to develop the significant opportunity that exists in the UK market. KBE will remain a standalone brand focussed business responsible for the sales and marketing of the brand, we have an exciting programme of consumer and customer initiatives, which we look forward to bringing to the market from Oct 2013”.

Stefan Orlowski, UK Managing Director of HEINEKEN added “We are delighted to have reached this important agreement with KBE, allowing them to focus on the development of Kingfisher Beer in the UK whilst drawing on our well established brewing, sales and distribution capability in the UK. It will enable us to expand our range of premium world beers that we can offer into our modern retail customers and Star Pub & Bars Estate; and to add further diversity and interest in the beer category”.

Cont.../

Both parties are contacting their respective customers over the coming days to brief them on the new arrangements. In the meantime, it is business as usual and customers should continue to order Kingfisher Beer through their existing processes and trade contacts.

Kingfisher Beer Europe Limited, is a wholly-owned subsidiary of United Breweries International (U.K.) Limited, which is a wholly-owned subsidiary of Mendocino Brewing Company, Inc., a U.S. public company.”

Ends

For more information please contact:

Damon Swarbrick, CEO Kingfisher Beer Europe on +44 (0)79 1752 0626 or damon.swarbrick@kingfisherbeer.co.uk

Nigel Pollard, Head of Communications HEINEKEN on +44(0)77 85531756 or nigel.pollard@heineken.co.uk.

Notes to editors:

About Kingfisher

With over 150 years heritage, the support of the hugely successful UB company and over 33 breweries across India, Kingfisher have firmly cemented their position as India’s No.1 beer . This success is further evident through Kingfisher’s significant 55% market share, over 5.1 million Facebook fans and has been voted as India’s most iconic consumer brand.

Kingfisher has long been associated with the world of sport and is a global partner of the Sahara Force India Formula One Team. The Kingfisher brand is also closely associated with the Indian Premier League, viewed by many as the world’s most exciting cricket competition. Closer to home, Kingfisher continues to invest in cricket having sponsored the 2011 India series, and holding partnerships with both the England & Wales Cricket Board and the Professional Cricketers Association.

For more information please go to

www.kingfisherbeer.co.uk or www.kingfisherworld.com